Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-20999, 333-20091, 333-39155, 333-46647, 333-53359, 333-56237, 333-69653, 333-52952, 333-109010, 333-117078, 333-123444, 333-124681, 333-131255, and 333-138513), Form S-4 (333-129279) and Form S-8 (Nos. 333-14243, 333-28427, 333-52957, 333-123446, 333-333-125311, 131171, 333-141906, 333-142752, and 333-142754) of Brandywine Realty Trust and the Registration Statements on Form S-3 (Nos. 333-117078, 333-124681, 333-131263, and 333-138513) of Brandywine Operating Partnership, L.P. of our report dated March 27, 2008 relating to the financial statements of G&I Interchange Office L.L.C., which appears in this Form 10-K/A.
/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 28, 2008